Exhibit 99
FOR IMMEDIATE RELEASE
September 23, 2009
Cintas Corporation Announces Fiscal 2010 First Quarter Results

CINCINNATI, September 23, 2009 -- Cintas Corporation (Nasdaq:CTAS) today reported results for the first quarter of its fiscal year 2010.  Revenue for the quarter, which ended August 31, 2009, was $892 million and represents a 1.5% revenue increase as compared to the fourth quarter of fiscal 2009, which ended on May 31, 2009.

Net income and earnings per diluted share for the quarter were $54 million and $0.35, respectively. First quarter results included a previously announced legal settlement, net of insurance proceeds. Without this charge, net income was $66 million and earnings per diluted share were $0.43.

Excluding special charges, the Company's net income and earnings per diluted share for the first quarter ended August 31, 2009 both increased over 13% as compared to the fourth quarter ended May 31, 2009.  The special charges impacting these quarters were the legal settlement charge in the current quarter and a restructuring, fixed asset impairment and inventory valuation charge in the fourth quarter of last year.  The improvement in net income and earnings per diluted share was primarily due to the Company's continued effort to control costs and right size the organization in the current economic environment.

Scott D. Farmer, Chief Executive Officer, stated, "Over the last twelve months, the U.S. economy has shed employment at levels not experienced since the Great Depression.  These job losses make year over year comparisons difficult as our customers continued to shed jobs throughout the year.  In order to give investors better information on trends in our business, we have provided comparisons to the fourth quarter of fiscal 2009."

Mr. Farmer emphasized, "While we gain some solace in the recent moderation of job loss, market conditions remain difficult and will continue to impact our businesses.  However, we continue to be a market leader in our businesses, with state-of-the-art technology, extremely efficient operations and very dedicated employee-partners.  In addition, our balance sheet and cash flow both continue to be strong, with our total cash and marketable securities increasing to over $350 million and our total debt to total capitalization ratio improving to 24.5%.  The leadership position in our businesses combined with this strong financial condition will provide us enhanced opportunities when economic conditions improve."

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid, safety, fire protection products and services and document management services for approximately 800,000 businesses. Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor's 500 Index.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as "estimates," "anticipates," "predicts," "projects," "plans," "expects," "intends," "target," "forecast," "believes," "seeks," "could," "should," "may" and "will" or the negative versions thereof and similar words, terms and expressions and by the context in which they are used.  Such statements are based upon current expectations of Cintas and speak only as of the date made.  You should not place undue reliance on any forward-looking statement.  We cannot guarantee that any forward-looking statement will be realized.  These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Press Release.  Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy costs, lower sales volumes, loss of customers due to outsourcing trends, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including increased medical costs, costs and possible effects of union organizing activities, failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, the initiation or outcome of litigation, investigations or other proceedings, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic or extraordinary events, changes in federal and state tax and labor laws and the reactions of competitors in terms of price and service.  Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made.  A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended May 31, 2009 and in our reports on Forms 10-Q and 8-K.  The risks and uncertainties described herein are not the only ones we may face.  Additional risks and uncertainties presently not known to us or that we currently believe to be immaterial may also harm our business.

For additional information, contact:

William C. Gale, Sr. Vice President-Finance and Chief Financial Officer - 513-573-4211
Michael L. Thompson, Vice President and Treasurer - 513-573-4133

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended			Three Months Ended
	August 31, 2009	May 31, 2009	% Chng.	August 31, 2008	% Chng.

Revenue:
Rental uniforms and ancillary products	$655,638	$647,487	1.3	$721,373	-9.1
Other services	235,931	231,196	2.0	280,806	-16.0
Total revenue	$891,569	$878,683	1.5	$1,002,179	-11.0

Costs and expenses:
Cost of rental uniforms and ancillary products	$362,929	$373,860	-2.9	$407,290	-10.9
Cost of other services	145,845	170,472	-14.4	169,806	-14.1
Selling and administrative expenses	264,427	253,677	4.2	287,295	-8.0
Restructuring charges	-	10,209	N/A	-	N/A
Impairment of long-lived assets	-	48,888	N/A	-	N/A
Legal settlement, net of insurance proceeds	19,477	-	N/A	-	N/A

Operating income	$98,891	$21,577	358.3	$137,788	-28.2

Interest income	(359)	(329)	9.1	(1,065)	-66.3
Interest expense	12,038	12,030	0.1	13,031	-7.6

Income before income taxes	$87,212	$9,876	783.1	$125,822	-30.7
Income taxes	33,228	5,804	472.5	47,186	-29.6
Net income	$53,984	$4,072	1,225.7	$78,636	-31.3

Per share data:
Basic earnings per share	$0.35	$0.03	1,066.7	$0.51	-31.4
Diluted earnings per share	$0.35	$0.03	1,066.7	$0.51	-31.4

Weighted average number of shares outstanding	152,828	152,790		153,394
Diluted average number of shares outstanding	152,828	152,790		153,394

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

Management believes earnings per diluted share excluding the legal settlement charge, net of insurance proceeds and the restructuring, impairment and inventory valuation charge provides investors pertinent information given the one-time nature of these charges.

	Three Months Ended			Three Months Ended
	August 31, 2009	May 31, 2009	% Chng.	August 31, 2008	% Chng.

Income before income taxes	$87,212	$9,876	783.1	$125,822	-30.7

Excluding:
Restructuring charges	$-	$10,209		$-
Impairment of long-lived assets	-	48,888		-
Inventory valuation charge (1)	-	27,486		-
Legal settlement, net of insurance proceeds	19,477	-		-

Total charges	$19,477	$86,583		$-

Income before income taxes, excluding charges	$106,689	$96,459	10.6	$125,822	-15.2
Income taxes, excluding charges	40,649	38,186		47,186
Net income, excluding charges	$66,040	$58,273	13.3	$78,636	-16.0

Per share data:
Earnings per dulited share, excluding charges	$0.43	$0.38	13.2	$0.51	-15.7

The press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  To supplement its consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides additional measures of operatings results, net earnings and earnings per share adjusted to exclude certain costs, expenses and gains and losses.  The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for future performance.  A reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is shown above.

(1)	The inventory valuation charge is included in cost of goods sold. $8,419 of the charge is included in cost of rental uniforms and ancillary products and $19,067 is included in cost of other services.

CINTAS CORPORATION SUPPLEMENTAL DATA
	Three Months Ended		Three Months Ended
	August 31, 2009	May 31, 2009	August 31, 2008
Rental uniforms and ancillary products gross margin	44.6%	42.3%	43.5%
Other services gross margin	38.2%	26.3%	39.5%
Total gross margin	42.9%	38.1%	42.4%
Total gross margin, excluding charges	42.9%	41.2%	42.4%
Net margin	6.1%	0.5%	7.8%
Net margin, excluding charges	7.4%	6.6%	7.8%

Depreciation and amortization	$48,905	$49,964	$49,885
Capital expenditures	$24,819	$27,309	$54,461

Debt to total capitalization	24.5%	24.9%	29.3%

SUPPLEMENTAL SEGMENT DATA
	Rental Uniforms and Ancillary Products	Uniform Direct Sales	First Aid, Safety and Fire Protection	Document Management	Corporate	Total
For the three months ended August 31, 2009
Revenue	$655,638	$89,301	$90,001	$56,629	$-	$891,569
Gross margin	$292,709	$27,245	$35,262	$27,579	$-	$382,795
Selling and administrative expenses	$190,256	$19,156	$29,475	$25,540	$-	$264,427
Legal settlement, net of insurance proceeds	$-	$-	$-	$-	$19,477	$19,477
Interest income	$-	$-	$-	$-	$(359)	$(359)
Interest expense	$-	$-	$-	$-	$12,038	$12,038
Income (loss) before income taxes	$102,453	$8,089	$5,787	$2,039	$(31,156)	$87,212
Assets	$2,497,775	$130,721	$320,226	$472,469	$357,879	$3,779,070

For the three months ended May 31, 2009
Revenue	$647,487	$93,841	$83,038	$54,317	$-	$878,683
Gross margin	$273,627	$7,900	$26,505	$26,319	$-	$334,351
Selling and administrative expenses	$175,993	$22,041	$32,610	$23,033	$-	$253,677
Restructuring charges	$8,782	$547	$564	$316	$-	$10,209
Impairment of long-lived assets	$44,204	$4,135	$543	$6	$-	$48,888
Interest income	$-	$-	$-	$-	$(329)	$(329)
Interest expense	$-	$-	$-	$-	$12,030	$12,030
Income (loss) before income taxes	$44,648	$(18,823)	$(7,212)	$2,964	$(11,701)	$9,876
Assets	$2,511,902	$137,709	$321,400	$470,619	$253,809	$3,695,439

For the three months ended August 31, 2008
Revenue	$721,373	$117,483	$108,532	$54,791	$-	$1,002,179
Gross margin	$314,083	$37,377	$44,124	$29,499	$-	$425,083
Selling and administrative expenses	$207,024	$25,374	$32,774	$22,123	$-	$287,295
Interest income	$-	$-	$-	$-	$(1,065)	$(1,065)
Interest expense	$-	$-	$-	$-	$13,031	$13,031
Income (loss) before income taxes	$107,059	$12,003	$11,350	$7,376	$(11,966)	$125,822
Assets	$2,641,223	$191,101	$352,932	$460,448	$180,895	$3,826,599

Cintas Corporation
Consolidated Balance Sheets
(In thousands except share data)

ASSETS	August 31, 2009	May 31, 2009
	(Unaudited)
Current assets:
Cash & cash equivalents	$227,311	$129,745
Marketable securities	130,568	120,393
Accounts receivable, net	359,142	357,678
Inventories, net	185,349	202,351
Uniforms and other rental items in service	329,444	335,447
Income taxes, current	-	25,512
Deferred tax asset	70,772	66,368
Prepaid expenses	21,924	17,035
Assets held for sale	15,744	15,744
Total current assets	1,340,254	1,270,273

Property and equipment, at cost, net	901,286	914,627

Goodwill	1,333,319	1,331,388
Service contracts, net	117,337	124,330
Other assets, net	86,874	80,333

	$3,779,070	$3,720,951

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$73,362	$69,965
Accrued compensation and related liabilities	41,285	48,414
Accrued liabilities	192,647	198,488
Income taxes, current	6,741	-
Long-term debt due within one year	578	598
Total current liabilities	314,613	317,465

Long-term liabilities:
Long-term debt due after one year	785,899	786,058
Deferred income taxes	153,057	149,032
Accrued liabilities	100,460	100,987
Total long-term liabilities	1,039,416	1,036,077

Shareholders' equity:
Preferred stock, no par value: 100,000 shares authorized, none outstanding	-	-
Common stock, no par value: 425,000,000 shares authorized FY10: 173,202,743 issued and 152,865,470 outstanding FY09: 173,085,926 issued and 152,790,170 outstanding	131,925	129,215
Paid-in capital	73,284	72,364
Retained earnings	2,992,403	2,938,419
Treasury stock: FY10: 20,337,273 shares FY09: 20,295,756 shares	(798,847)	(797,888)
Other accumulated comprehensive income (loss):
Foreign currency translation	34,234	33,505
Unrealized loss on derivatives	(7,946)	(8,207)
Unrealized loss on available-for-sale securities	(12)	1
Total shareholders' equity	2,425,041	2,367,409

	$3,779,070	$3,720,951

Cintas Corporation
Consolidated Condensed Statement of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
Cash flows from operating activities:	August 31, 2009	August 31, 2008

Net income	$53,984	$78,636

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	38,549	39,040
Amortization of deferred charges	10,356	10,845
Stock-based compensation	3,630	3,535
Deferred income taxes	(412)	(1,482)
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(1,425)	(3,369)
Inventories, net	16,976	(3,795)
Uniforms and other rental items in service	5,986	(4,437)
Prepaid expenses	(4,890)	(6,332)
Accounts payable	3,481	(7,554)
Accrued compensation and related liabilities	(7,118)	(16,696)
Accrued liabilities and other	(6,433)	(32,771)
Income taxes payable	32,210	32,718

Net cash provided by operating activities	144,894	88,338

Cash flows from investing activities:

Capital expenditures	(24,819)	(54,461)
Proceeds from sale or redemption of marketable securities	-	171
Purchase of marketable securities and investments	(19,259)	(10,379)
Acquisitions of businesses, net of cash acquired	(2,633)	(12,106)
Other	(25)	627

Net cash used in investing activites	(46,736)	(76,148)

Cash flows from financing activities:

Proceeds from issuance of debt	-	7,000
Repayment of debt	(179)	(261)
Exercise of stock-based compensation awards	2,710	-
Repurchase of common stock	(959)	(25,847)
Other	(2,194)	287

Net cash used in financing activities	(622)	(18,821)

Effect of exchange rate changes on cash and cash equivalents	30	(1,350)

Net increase (decrease) in cash and cash equivalents	97,566	(7,981)

Cash and cash equivalents at beginning of period	129,745	66,224

Cash and cash equivalents at end of period	$227,311	$58,243